SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)                     October 4, 2002

AGCO CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-12930	58-1960019

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4205 River Green Parkway, Duluth, Georgia	30096

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code                (770) 813-9200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

SIGNATURES

Item 5. Other Events.

AGCO Corporation announced today that its workforce at its Coventry, England, facility had voted in favor of acceptance of the Company’s proposed severance package for employees impacted by the closure of the facility. AGCO continues to expect cash closure and production transition costs, including severance costs, to be approximately $35 million to $40 million and be incurred in 2002 and 2003.

AGCO Corporation’s U.K. subsidiary has applied to the High Court in London, England, for clarification of a rule of its Pension Plan which governs the circumstances in which full pensions are payable without reduction for early retirement. While AGCO and its advisors are of the view that no such unreduced pensions are payable in the context of the closure, it is accepted that clarification from the High Court is advisable. In the event of an adverse ruling, the estimated impact on the Pension Plan would be an increase in Plan liabilities of between $50 million and $60 million.

Statements which are not historical facts, including the projected costs and impact of the Coventry rationalization are forward looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. Although AGCO believes that the statements it has made are based on reasonable assumptions, they are based on current information and beliefs and, accordingly, AGCO can give no assurance that its statements will be achieved. AGCO disclaims any responsibility to update any forward-looking statements.

2

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO CORPORATION (Registrant)

Dated: October 4, 2002	By:	/s/ Andrew H. Beck Andrew H. Beck Senior Vice President and Chief Financial Officer

3